Exhibit 10.12

INOGEN, INC.

OUTSIDE DIRECTOR COMPENSATION POLICY

Adopted and approved October 11, 2013, as amended January 6, 2014, July 22, 2015,
September 3, 2015, October 25, 2017, September 29, 2020, July 28, 2021 and July 27, 2023.

Inogen, Inc. (the “Company”) believes that the granting of equity and cash compensation to its members of the Board of Directors (the “Board,” and members of the Board, “Directors”) represents a powerful tool to attract, retain and reward Directors who are not employees of the Company (“Outside Directors”). This Outside Director Compensation Policy (the “Policy”) is intended to formalize the Company’s policy regarding cash compensation and grants of equity to its Outside Directors. Unless otherwise defined herein, capitalized terms used in this Policy will have the meaning given such term in the Company’s 2023 Equity Incentive Plan, as amended from time to time, or if such plan no longer is in use at the time of the grant of an equity award, the meaning given such term or similar term in the equity plan then in place under which the equity award is granted (in each case, the “Plan”). Each Outside Director will be solely responsible for any tax obligations incurred by such Outside Director as a result of the equity and cash payments such Outside Director receives under this Policy.

This amended and restated Policy will be effective as of July 27, 2023 (the “Effective Date”).

Cash Compensation

Annual Cash Retainer

Each Outside Director will be paid an annual cash retainer of $45,000. There are no per meeting attendance fees for attending Board meetings. Cash compensation will be paid quarterly in arrears on a pro-rata basis.

Chairperson, Committee Membership, and Committee Chairperson Annual Cash Retainer

Each Outside Director who serves as chairperson of the Board, chairperson of a committee of the Board, or member of a committee of the Board will be eligible to earn additional annual fees as follows:

Chairperson of the Board:	$75,000
Chairperson of Audit Committee:	$20,000
Chairperson of Compensation Committee:	$15,000
Chairperson of Compliance Committee:	$10,000
Chairperson of Nominating and Governance Committee:	$10,000
Member of Audit Committee:	$10,000
Member of Compensation Committee:	$7,500
Member of Compliance Committee:	$5,000
Member of Nominating and Governance Committee	$5,000

Cash compensation will be paid quarterly in arrears on a pro-rata basis (each payment date for such prior fiscal quarter, a “Retainer Payment Date”).

Equity Compensation

Outside Directors will be eligible to receive all types of Awards (except Incentive Stock Options) under the Plan, including discretionary Awards not covered under this Policy. All grants of Awards to Outside Directors pursuant to Sections (b), (c), and (d) of this Policy will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the following provisions:

(a) No Discretion. No person will have any discretion to select which Outside Directors will be granted any Awards under this Policy or to determine the number of Shares to be covered by such Awards.

(b) Initial Awards. Each person who first becomes an Outside Director on or following the Effective Date automatically will be granted an award of Restricted Stock Units covering a number of Shares equal to the product of (i) the number of Restricted Stock Units subject to the Annual Award provided to Outside Directors at the last annual meeting of stockholders (the “Annual Meeting”) preceding the date in which such person first becomes an Outside Director (the “Start Date”) multiplied by (ii) a fraction (A) the numerator of which is (x) 12 minus (y) the number of fully completed months between the date of the last Annual Meeting and the Start Date and (B) the denominator of which is 12, rounded to the nearest whole Share (the “Initial Award”). The Initial Award will vest on the same date as the other Annual Awards that are outstanding as of the grant date, subject to the Outside Director continuing to be a Service Provider through the applicable vesting date.

(c) Annual Awards. On the date of each Annual Meeting beginning with the first Annual Meeting following the Effective Date, each Outside Director will be automatically granted an award of Restricted Stock Units covering a number of Shares having a grant date fair value (determined in accordance with U.S. generally accepted accounting principles) (the “Value”) of $180,000, rounded down to the nearest whole Share (the “Annual Award”). The Annual Award will vest on the earlier of (i) the one-year anniversary of the date the Annual Award is granted or (ii) the day prior to the date of the Annual Meeting next following the date the Annual Award is granted, in each case, subject to the Outside Director continuing to be a Service Provider through the applicable vesting date.

(d) Elections to Receive Restricted Stock Units in Lieu of Cash Retainers.

(i) Retainer Award. Each Outside Director who serves as chairperson of the Board may elect to convert all or a portion of his or her Chairperson of the Board Annual Cash Retainer set forth above, into an Award of Restricted Stock Units (a “Retainer Award”) in accordance with this “Equity Compensation Section” (the “Retainer Award Election”). If the Outside Director who serves as chairperson of the Board timely makes a Retainer Award Election, on the date of the immediately following Annual Meeting such Outside Director automatically will be granted an Award of Restricted Stock Units covering a number of Shares having a Value equal to the aggregate amount of cash compensation for which the Outside Director submitted a Retainer Award Election, rounded down to the nearest Share. The Retainer Award will vest in equal amounts on each Retainer Payment Date to which the Retainer Award Election applies.

(ii) Election Mechanics. Each Retainer Award Election must include the percentage of the Chairperson of the Board Annual Cash Retainer to be converted into a Retainer Award and must be submitted to the Company’s Chief Financial Officer in writing no later than the close of the next open window under the Company’s insider trading policy following the release of the Company’s fiscal year-end earnings, subject to any other conditions specified by the Board or Compensation Committee. The Outside Director who serves as the chairperson of the Board may only make a Retainer Award Election during a period in which the Company is not in a quarterly or special blackout period. Once a Retainer Award Election is properly submitted, it is irrevocable with respect to the next Annual Meeting. An Outside Director who fails to make a timely Retainer Award Election will not receive a Retainer Award and instead will receive the Chairperson of the Board Annual Cash Retainer set forth above.

Travel Expenses

Each Outside Director’s reasonable, customary and documented travel expenses to Board meetings will be reimbursed by the Company, including up to one economy class airplane ticket, if necessary.

Additional Provisions

All provisions of the Plan not inconsistent with this Policy shall apply to Awards granted to Outside Directors.

Section 409A

In no event will cash compensation or expense reimbursement payments under this Policy be paid after the later of (i) the 15th day of the 3rd month following the end of the Company’s taxable year in which the compensation is earned or expenses are incurred, as applicable, or (ii) the 15th day of the 3rd month following the end of the calendar year in which the compensation is earned or expenses are incurred, as applicable, in compliance with the “short-term deferral” exception under Section 409A. It is the intent of this Policy that this Policy and all payments hereunder be exempt from or otherwise comply with the requirements of Section 409A so that none of the compensation to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be so exempt or comply. In no event will the Company or any of its Parents or Subsidiaries have any responsibility, liability, or obligation to reimburse, indemnify, or hold harmless an Outside Director (or any other person) for any taxes imposed, or other costs incurred, as a result of Section 409A.

Adjustments

In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, exchange of Shares or other securities of the Company or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under this Policy, will adjust the number and class of shares issuable pursuant to Awards granted under this Policy.

Revisions

The Board, in its discretion, may change and otherwise revise the terms of Awards granted under this Policy, including, without limitation, the number of Shares subject thereto, for Awards of the same or different type granted on or after the date the Board determines to make any such change or revision.